Exhibit 2.2

EXECUTION COPY

AMENDMENT NO. 1 TO

MASTER TRANSACTION AGREEMENT

This AMENDMENT NO. 1, dated as of May 31, 2009 (this “Amendment”), to the Master Transaction Agreement, dated as of April 30, 2009 (the “MTA”), among Fiat S.p.A., a Società per Azioni organized under the laws of Italy (“Fiat”), New CarCo Acquisition LLC, a Delaware limited liability company (“Purchaser”), Chrysler LLC, a Delaware limited liability company (the “Company”) and the Subsidiaries of the Company identified on the signature pages thereto (each of the Company and such Subsidiaries, a “Seller” or “Selling Group Member” and, collectively, “Sellers”). All capitalized terms used but not defined herein have the meanings set forth in the MTA.

WHEREAS, Fiat, Purchaser and Sellers wish to amend the MTA to, among other things, allow Purchaser to use the name “Chrysler Group LLC,” to prohibit certain Subsidiaries of Sellers from using the “Chrysler” name following the Closing Date, to change the location of the Closing, to change the deadline for Purchaser to make certain designations and to make the other changes set forth herein, all as more fully set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.02 of the MTA shall be amended to replace the phrase “Sullivan & Cromwell LLP, 1701 Pennsylvania Ave, N.W., Washington, D.C. 20006-5805 at 10:00 a.m. Washington D.C. time on the second Business Day following” starting on the fourth line thereof with “Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281 on the Business Day of”.

2.	Section 2.03(a) of the MTA shall be amended to add after the term “Purchased Companies” on the second line thereof:

“except for such stock certificates or similar documents representing all of the outstanding shares of capital stock or other equity interests of the Designated Purchased Companies”

3.	Section 2.03(c) of the MTA shall be amended to add after the term “a party thereto” on the third line thereof:

“except for such counterparts to each Conveyance Document to which the Company or an Affiliate of the Company is a party in connection with the delivery of the stock certificates or similar documents representing all of the outstanding shares of capital stock or other equity interests of the Designated Purchased Companies.”

4.	Section 2.03(d) of the MTA shall be amended in its entirety to read as follows:

“(d) a certificate reasonably satisfactory in form and substance to Fiat of the Chief Executive Officer and Chief Financial Officer of the

Company certifying as to the matters set forth in Section 8.02(a) and a certificate reasonably satisfactory in form and substance to Fiat of the Secretary of the Company certifying as to the matters set forth in Section 8.02(f);”

5.	Section 2.03(e) of the MTA shall be amended in its entirety to read as follows:

“(e) A certificate signed by an appropriate executive officer of the Company with respect to the matters set forth in Section 7.01 (which, for the avoidance of doubt, will be deemed to be a representation under Article III hereof, but such representation will not be considered a Fundamental Representation or a representation made pursuant to Section 3.16 for any purposes hereof);”

6.	Section 2.04(b) of the MTA shall be amended in its entirety to read as follows:

“(b) counterparts of each Conveyance Document, the Master Industrial Agreement and each Transaction Agreement to which Purchaser or its designee is a party executed by Purchaser or its designee, as applicable; except for such counterparts to each Conveyance Document to which Purchaser or its designee is a party in connection with the delivery of the stock certificates or similar documents representing all of the outstanding shares of capital stock or other equity interests of the Designated Purchased Companies.”

7.	Section 2.06(b) of the MTA shall be amended in its entirety to read as follows:

“(b) trade and account receivables, including all accounts receivable owed to a Selling Group Member by a Purchased Company, excluding accounts receivable owed to a Selling Group Member by another Selling Group Member (“Trade Receivables”);”

8.	The MTA shall be amended to add a new Section 2.06(s) thereto as follows:

“(s) all of the deposit accounts and securities accounts of the Sellers and each Purchased Company, and all cash, cash equivalents, securities and other investment property therein, other than as provided in Section 2.07(b) and Section 2.07(t).”

9.	Section 2.07(b) of the MTA shall be amended in its entirety to read as follows:

“(b) restricted or escrowed cash, cash equivalents or marketable securities relating to Excluded Liabilities, Excluded Contracts and Letters of Credit which are not to be replaced under Section 5.20;”

10.	Section 2.07(r) of the MTA shall be amended in its entirety to read as follows:

“(r) those assets set forth on Section 2.07(r) of the Company Disclosure Letter;”

11.	The MTA shall be amended to add a new Section 2.07(s), immediately following Section 2.07(r). Section 2.07(s) shall read:

“(s) trade and account receivables that are excluded from or not described in Section 2.06(b); and”

12.	The MTA shall be amended to add a new Section 2.07(t), immediately following Section 2.07(s) added pursuant to Section 11 above. Section 2.07(t) shall read

“(t) the deposit accounts listed on Section 2.07(t) of the Company Disclosure Schedule and the cash and cash equivalents therein, but only to the extent of the amount set forth on Section 2.07(t) of the Company Disclosure Letter.”

13.	Section 2.08(b) of the MTA shall be amended in its entirety to read as follows:

“(b) all trade or account payables that would be required by GAAP (disregarding intercompany consolidation rules) to be reflected as such on a balance sheet of the Sellers as of the Closing, including all accounts payable due from a Selling Group Member to a Purchased Company, whether or not invoiced prior to Closing, excluding accounts payable due from a Selling Group Member to another Selling Group Member, and excluding accounts payable to any supplier that is not a party to any Assumed Contract and any accounts payable that were not incurred in the ordinary course of the business of the Seller (“Trade Payables”);”

14.	Section 2.08(g) of the MTA shall be amended to insert the following between the word “warranties” on the first line thereof and the comma on the first line thereof:

“(including extended services contracts purchased from one of the Debtors)”.

15.	The MTA shall be amended to add a new Section 2.08(o), immediately following Section 2.08(n). Section 2.08(o) shall read:

“(o) Liabilities for additional repairs, refund or replacement of a defective vehicle (including reasonable attorneys fees, if any, required to be paid under such Lemon Laws and necessarily incurred in obtaining those remedies), whether for claims, causes of action, or regulatory obligations arising now or in the future, under Lemon Laws on vehicles manufactured by the Sellers in the five (5) years prior to the Closing (without extending any statute of limitations provided under such Lemon Laws), but, in any event, not including punitive, exemplary, special, consequential or multiple damages or penalties and not including any claims for personal injury or other consequential damages that may be asserted in relationship to such vehicles under the Lemon Laws; and”

16.	The MTA shall be amended to add a new Section 2.08(p) immediately following new Section 2.08(o) (pursuant to Section 15 hereof) as follows:

“(p) the Liabilities assumed by the Purchaser pursuant to Section 2.09(d), but only to the extent assumed as described therein.”

17.	Section 2.09(d) of the MTA shall be amended by adding the following text immediately prior to the semi-colon appearing at the end thereof:

“, except for claims arising in a State in which Purchaser has specifically agreed with such State to assume such Liabilities and Purchaser has notified the Sellers in writing of such fact.”

18.	Section 2.12 of the MTA shall be amended to add the following between the word “Agreement” on the sixth line thereof and the second appearance of the word “and” on the sixth line thereof:

“(including any right or interest that Sellers possess or are entitled to possess in the Purchased Owned Real Property)”.

19.	Section 2.15 of the MTA shall be amended and restated in its entirety to read as follows:

“Section 2.15 Viper. Purchaser agrees to purchase, and the Sellers agree to sell, Intellectual Property and Purchased Inventories that relate solely to vehicle production of the Chrysler Dodge Viper SRT10 vehicle models and are not necessary or useful in any other line of business (the “Viper Assets”) on the Closing Date, as if the Viper Assets were being purchased and sold as Purchased Assets pursuant to Section 2.06. For the purposes of this Section 2.15, vehicle production means the production and sale of Chrysler Dodge Viper SRT10 vehicle models, engines and accessories (including related non-core Viper branded merchandise (including toy vehicle replicas, clothing and video games) and marine engines based on the Chrysler Dodge Viper SRT10 V-10 engine, as conducted by the Sellers prior to the Closing.”

20.	The MTA shall be amended to a new Section 2.16 immediately following Section 2.15. Section 2.16 shall read:

“Section 2.16 Deferral of Certain Purchased Company Closings. Notwithstanding anything in this Article II to the contrary, Purchaser and the Company shall mutually agree for delivery of the stock certificates or similar documents representing all of the outstanding shares of capital stock or other equity interests of the Purchased Companies that are not organized under the laws of any State of the United States or the District of Columbia or the countries of Mexico or Canada (or any state, province or territory thereof), which such Purchased Companies shall be mutually agreed upon by each of Purchaser and the Company at any time prior to the Closing (such Purchased Companies, the “Designated Purchased

Companies” and such stock certificates or similar documents, the “Transfer Documents”). The Transfer Documents shall be delivered to Purchaser or its designee by the relevant Seller on an alternative date after the Closing Date (the “Second Date”). The Second Date shall not be less than four (4) nor more than eight (8) Business Days following the Closing Date and shall be specified by the Purchaser within three (3) Business Days of the Closing Date. Following the actions required to be taken by this Section 2.16 on the Second Date, the Purchaser and the Sellers shall comply with Section 2.12 as if the Second Date transactions occurred at the Closing. Notwithstanding the foregoing, subject to the terms and conditions of this Agreement and unless otherwise specified by Purchaser and the Company at any time prior to the Closing, the Transfer Documents representing the equity interests of each of Chrysler Chile Importadora Limitada and Chrysler Group Taiwan Sales Limited (which shall also be considered Designated Purchased Companies for purposes of Sections 2.03 and 2.04) shall be delivered to Purchaser or its designee by the relevant Seller within the later of (x) five (5) local business days (with a “local business day” being a day other than a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the applicable jurisdiction of Chile or Taiwan) or (y) unless waived by Purchaser, the minimum period required under applicable Law, in each case, after the filings under Antitrust Laws (including any foreign investment filings) have been made in Chile and Taiwan, respectively.”

21.	The MTA shall be amended to add a new Section 2.17 immediately following Section 2.16. Section 2.17 shall read:

“Section 2.17 Kenosha Plant Offer Right. At any time prior to July 31, 2009 (the “Option Period”), Purchaser shall have the right to make an offer (the “Offer”) to the Sellers to acquire (directly or through a Subsidiary of Purchaser designated by Purchaser in the Offer Notice (as defined below)) all of the Sellers’ right, interest and title to the Chrysler Kenosha Engine Plant, located at 5555 30th Avenue, Kenosha, WI 53144 (the “Kenosha Plant Interest”) from the Sellers by providing written notice to the Company (the “Offer Notice”), which Offer Notice shall contain the material terms and conditions of the Offer, including the purchase price and form of consideration for the Kenosha Plant Interest, any conditions to closing such sale, and any post-closing obligations. Promptly after receipt of the Offer Notice, the Sellers shall file with the Bankruptcy Court a motion seeking entry of a sale order and bidding procedures order for the sale of the Kenosha Plant, with the proposed form of bidding procedures order and proposed sale order attached to such motion agreed in advance by Purchaser and the Company, and thereafter the Sellers shall pursue diligently the entry of such sale order and bidding procedures order so that the sale of the Kenosha Plant Interest may be consummated in the shortest period legally permissible. The provisions of Section 5.18 of this Agreement (other than the first two sentences and the last sentence of subsection (a) thereof) shall apply mutatis mutandi to such Bankruptcy Court sale process, except that (i) the Sale Order, Bidding Procedures Order and Sale Motion shall instead refer to the sale order, bidding procedures order and motion described above, (ii) the Purchased Assets shall instead refer to the Kenosha Plant Interest and (iii) members of the Class and the Covered Group shall not be required to receive notice. During the Option Period, Sellers will not sell or transfer, or enter into any written or oral Contract to sell or transfer, the Kenosha Plant Interest to any Person other than Purchaser or its designated Subsidiary.

22.	Section 5.05(c) of the MTA shall be amended to add the following immediately before the word “China” in the parenthetical on the sixth line thereof:

“Chile and Taiwan,”

23.	Section 5.05(e) of the MTA shall be amended to add the following sentence at the end thereof:

“For the avoidance of doubt, the provisions of this Section 5.05(e) shall apply only to communications or meetings with any Governmental Entity, relating to filings or notifications made by Fiat, Purchaser and the Company pursuant to the applicable Antitrust Laws, as described in Sections 5.05(b) and 5.05(c).”

24.	Section 5.06 of the MTA shall be amended as follows:

(a)	to replace the phrase “at least 10 days” on the fourth line thereof with “at least one (1) Business Day”;

(b)	to amend and restate clause (ii) in the first sentence thereof to read as follows:

“(ii) facilitate the contribution of the Equity Interests in Auburn Hills Mezzanine LLC from Chrysler Holdings LLC to the Company on or prior to the Closing Date in accordance with the Auburn Hills Agreement and transfer the Equity Interests in Auburn Hills Mezzanine LLC to Purchaser at the Closing as if such Equity Interests were Purchased Assets hereunder (provided, that such Equity Interests will only be considered Purchased Assets for purposes of transferring such Equity Interests to Purchaser at the Closing, and not for any other purposes hereof, including any of the representations and warranties made in Article III hereof);”; and

(c)	to add the following at the end thereof:

“Notwithstanding anything to the contrary in this Agreement or whether a transaction is expressly contemplated by this Agreement, the parties hereby agree to undertake any additional restructuring transactions (such additional restructuring transactions undertaken pursuant to this sentence, the “Additional Restructuring Transactions”) that the parties agree are necessary and appropriate to carry out the Transactions, including the following potential transactions if agreed by the parties, or such alternatives as the Parties may agree upon (provided, however, that no Additional Restructuring Transactions shall be undertaken without the consent of both the Company and the Purchaser):

(x) on the Closing Date, prior to the Closing of the other Transactions to occur on the Closing Date, the Company shall transfer all of the shares of Chrysler Canada Holding ULC to a Luxembourg sociétée à responsabilitée limitée to be formed or acquired (“Newco Lux SARL”), which shall be treated as disregarded from its owner for U.S. income tax purposes, in exchange for all of the shares and debt of Newco Lux SARL and thereafter, the Company may transfer the shares and/or the debt of Newco Lux SARL to Chrysler International Corporation; and/or

(y) (1) prior to the Closing, Chrysler Mexico Investment Holdings Cooperatie will borrow 10 Mexican pesos from Chrysler Mexico Holding S de RL De C.V., contribute such pesos to a newly formed limited liability company (provided that such limited liability company shall not have filed by the Closing any election to be treated as a corporation for U.S. tax purposes) which will be wholly-owned by Chrysler Mexico Investment Holdings Cooperatie, and the newly formed limited liability company shall contribute the 10 pesos to Chrysler Mexico Holding S de RL De C.V. in exchange for a single equity quota in Chrysler Mexico Holding S de RL De C.V.; (2) prior to the Closing, Chrysler Mexico Holding S de RL De C.V. will redeem the single equity quota held by Chrysler LLC in Chrysler Mexico Holding S de RL De C.V.; and (3) Chrysler Mexico Investment Holdings Cooperatie will file an election to be treated as a corporation for United States federal income tax purposes, which election will be effective on the day of the Closing.”

25.	Section 5.19(a) of the MTA shall be amended as follows:

(a)	to delete the phrase “At least two (2) Business Days prior to the Closing,” on the first line thereof, and replace it with the following:

“(i) On or prior to the Closing Date,”; and

(b)	to add the following between the word “Name” and the period on the seventh line thereof:

“and (ii) except with respect to those entities described in paragraph (b) below, on or prior to the Closing Date, Sellers will deliver to Fiat duly and properly authorized and executed evidence as to the amendment of the Constitutive Documents of each of Sellers’ direct and indirect Subsidiaries that is not a Purchased Company, in each case, effective upon the Closing, changing such Subsidiary’s name to another name which does not include the Chrysler Name. Sellers shall cause each such Subsidiary after the Closing to discontinue the use of its current name (and any other trade names currently utilized by any such Subsidiary or any name that includes the Chrysler Name) and not to subsequently change its name to (or otherwise use or employ) any name which includes the Chrysler Name.”

26.	Section 5.19(b) of the MTA shall be amended and restated in its entirety to read as follows:

“(b) Notwithstanding paragraph (a) above, Sellers shall not be required to cause:

(i) any entity listed on Schedule 2.4(b) of the Deferred Closing Agreement to change its name to a name that does not include the Chrysler Name or otherwise discontinue use of the Chrysler Name on or prior to the Closing Date, and may permit any such Subsidiary to use the Chrysler Name after the Closing Date;

(ii) any of the Marketing Investment Dealerships (“MIDs”) identified in item 4 of Section 2.07(r) of the Company Disclosure Letter to change its name to a name that does not include the Chrysler Name or otherwise discontinue use of the Chrysler Name on or prior to the Closing Date and may permit each such MID to continue to use the Chrysler Name after the Closing Date; provided, that in the event that Purchaser sends written notice to the Company that it does not intend to acquire any such MID, Sellers shall cause each such MID that Purchaser identifies that it will not acquire in such notice to change its name to a name that does not include the Chrysler Name as promptly as reasonably possible (but in any event within sixty (60) days) after receipt of such notice and to discontinue use of the Chrysler Name upon the effectiveness of such name change, and Sellers shall deliver to Purchaser duly and properly authorized evidence as to the amendment of the Constitutive Documents of each such MID within two (2) Business Days after the effectiveness of each such name change; or

(iii) any of Chrysler de Venezuela S.A. (a/k/a Chrysler Motors de Venezuela S.A.), Lone Star Chrysler Jeep Dodge, Inc. and Long Beach Chrysler Jeep Dodge, Inc. to change its name to a name that does not include the Chrysler Name or otherwise discontinue use of the Chrysler Name on or prior to the Closing Date and may permit each such entity to continue to use the Chrysler Name after the Closing Date; provided, that Sellers shall cause each such entity to change its name to a name that does not include the Chrysler Name as promptly as reasonably possible after the Closing Date and to discontinue use of the Chrysler Name upon the effectiveness of such name change, and Sellers shall deliver to Purchaser duly and properly authorized evidence as to the amendment of the Constitutive Documents of each such entity within two (2) Business Days after the effectiveness of each such name change.”

27.	The MTA shall be amended to add a new Section 5.19(c) immediately following Section 5.19(b). Section 5.19(c) shall read:

“(c) On or prior to the Closing Date, Purchaser shall file or cause to be filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Formation of Purchaser (the “Certificate of Amendment”), in form and substance reasonably acceptable to the Company, to change the name of Purchaser from “New CarCo Acquisition LLC” to “Chrysler Group LLC” effective as of the Closing Date.”

28.	Section 6.01 of the MTA shall be amended by inserting between the word “Letter” on the last line thereof and the period on the last line thereof the following:

“(other than a plan, contract or arrangement that is not an Included Plan)”.

29.	Section 6.05 of the MTA shall be amended and restated in its entirety to read as follows:

“Section 6.05 No Modification of Employment Terms or Benefits; No Third Party Beneficiaries. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement of the Company, Purchaser or any of their Subsidiaries, (ii) is intended to confer or shall confer upon any Company Employee or Transferred Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (iii) is intended to confer or shall confer upon any Company Employee or Transferred Employee (or any dependent, beneficiary or legal representative thereof, except for the VEBA Trust and the UAW as provided in Section 11.04) any right as a third-party beneficiary of this Agreement, or (iv) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder. Nothing herein is intended to override the terms and conditions of any Collective Bargaining Agreement.”

30.	Section 7.01 of the MTA shall be amended in its entirety to read as follows:

“Section 7.01 Purchaser Tax Indemnity. Purchaser shall indemnify and hold harmless the directors, officers, and employees (such individuals of the aftermentioned entities, the “Individuals”) of the Company and its Subsidiaries (the “Primary Obligors”) from and against any and all Taxes of the Primary

Obligors that (a) are imposed in connection with the purchase of the Company Business under this Master Transaction Agreement and (b) the nonpayment of which by the Primary Obligor would result in a Tax for which any Individual is personally liable (“Personal Liability Taxes”). If and to the extent that an Individual is required by a Governmental Entity to pay such Personal Liability Taxes, Purchaser shall be required, if the Individual so requests, to provide to the Individual the funds required to pay such Personal Liability Taxes, plus an amount necessary to pay any Taxes imposed on any amount provided to or paid on behalf of an Individual hereunder, at such time and in such amounts as is sufficient to permit the relevant Individual to pay such Personal Liability Taxes, provided that (i) Purchaser shall have the right to review and approve (which approval shall not be unreasonably withheld, delayed or conditioned) all Tax Returns filed by the Individual with respect to such Personal Liability Taxes, (ii) in addition to Purchaser’s rights under Section 7.3, Purchaser shall have the right to review and approve (which approval shall not be unreasonably withheld, delayed or conditioned), at least five (5) Business Days before the filing of such returns, all Tax Returns filed by the Company or its Subsidiaries with respect to any Tax the nonpayment of which by the Company or its Subsidiaries would result in a Personal Liability Tax, (iii) if there is an audit, challenge, assessment or reassessment, or other contest by a Governmental Entity with respect to Personal Liability Taxes, Purchaser shall be entitled to control the conduct of such audit, challenge, objections to assessment or reassessment, or other contest, and (iv) the Purchaser shall be entitled to any refund of such Personal Liability Taxes to the extent that it has paid such Taxes on behalf of such Individual. Purchaser shall have the right to determine whether or not to contest any assertion of liability for Personal Liability Taxes made by a Governmental Entity. In the event Purchaser elects to contest such assertion, Purchaser shall be liable for all costs related thereto, including the payment of any Taxes, deposits or provision of security to a Governmental Entity that may be required so that the Individual will not be required to pay any sums in respect of the Personal Liability Taxes or the contest thereof. If Purchaser elects not to contest such assertion, Purchaser shall immediately pay all Personal Liability Taxes as soon as they become due and payable.”

31.	Section 7.08 of the MTA shall be amended as follows:

(a)	the “t” in the word “The” at the beginning thereof shall be lowercased and the following shall be inserted as the beginning of the first sentence thereof:

“Solely for Tax purposes,”; and

(b)	the following shall be inserted between the word “Code” on the fourth line thereof and the period on the fourth line thereof:

“(and if relevant or applicable, similar provisions under foreign, state or local law)”.

32.	The MTA shall be amended to add a new Section 7.10, immediately following Section 7.09. Section 7.10 shall read:

“Section 7.10 Receipt of Tax Refunds. To clarify the treatment of any refund, rebate, abatement or other recovery of Taxes (a “Tax Refund”), the parties agree that (i) to the extent that, after the Closing, any Seller or Subsidiary of the Seller receives any Tax Refund that is described in Section 2.06(m), the Seller or such Subsidiary, as the case may be, shall pay such refund over to the Purchaser and (ii) to the extent that, after the Closing, the Purchaser or any Subsidiary of the Purchaser receives any Tax Refund that is described in Section 2.07(l), the Purchaser or such Subsidiary, as the case may be, shall pay such refund over to the Seller. Receipt of a Tax Refund shall occur when the party receives cash proceeds of such Tax Refund or, as a result of such Tax Refund enjoys a reduction in tax liabilities which are currently due and payable.”

33.	Notwithstanding Sections 8.01(l), 8.02(p) and 8.02(r) of the MTA, the parties hereby agree that none of the Master Technology and Product Sharing Agreement, the Joint Procurement Agreement, the Global Distribution Agreement and the Information Technology Cooperation Agreement (as each term is defined in the Master Industrial Agreement) under the Master Industrial Agreement shall be executed or delivered as of the Closing Date, but Fiat and Purchaser shall use their best efforts to execute and deliver such agreements in accordance with, and subject to, Section 5.10(c) of the MTA.

34.	Section 9.04(e) of the MTA shall be amended by deleting the second period appearing at the end thereof and inserting the following between the words “Tax Settlement Agreement” on the sixth line thereof and the period:

“or Purchaser or its designee pursuant to this Agreement”

35.	The following new defined term “Lemon Law” shall be added in the Definitions Addendum to the MTA, immediately after the defined term “Law”:

“Lemon Law” means a federal or state statute requiring a manufacturer to provide a consumer remedy (limited to additional repairs, refund or replacement for a defective vehicle and attorneys fees in obtaining those remedies) when the manufacturer is unable to conform the vehicle to the warranty after a reasonable number of attempts as defined in the applicable statute.”

36.	The definition of the term “Product Liability Claim” in the Definitions Addendum to the MTA shall be amended to delete from the first two lines thereof the following phrase: “or action taken or otherwise sponsored by a customer”.

37.	The definition of the terms “Tax” and “Taxes” in the Definitions Addendum to the MTA shall be amended as follows:

(a)	to add the phrase “fines,” immediately before the word “penalties” in the parenthetical in the seventh line thereof; and

(b)	to delete the term “Government Authority” each time it appears therein and replace it with the term “Governmental Entity”.

38.	The Company Disclosure Letter shall be amended to amend and restate Section 2.06 and 2.07 thereof and replace them in their entirety with Sections 2.06 and 2.07 attached as Annex A hereto.

39.	Section 3.16 of the Company Disclosure Letter shall be amended to delete in its entirety item 1 listed on the second page of such Section 3.16 on the Company Disclosure Letter under the heading “Sections 3.07(e) and 3.16(a), (b), (c), (d), (e), (f), (h) and (i)” and to replace it with the following:

“1. The Company is at various stages of examination at the federal, state and foreign levels for tax years 1994 and forward with respect to which certain Tax deficiencies have been asserted by Governmental Entities. The Company has recorded reserves for material amounts of Tax. It is the practice of the Company to voluntarily agree in advance of expiration to an extension or waiver of the statute of limitations for a mutually agreed period of time.”

40.	Except as expressly provided herein, all of the terms and provisions in the MTA are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the MTA, or any other right, remedy, power or privilege of any party to the MTA, except as expressly set forth herein.

41.	This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and permitted assigns; provided, that for all purposes the VEBA Trust, the UAW, US Treasury and Canada shall be express third-party beneficiaries of this Amendment. Subject to the preceding sentence, nothing herein, express or implied, is intended to or shall be deemed to confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

42.	This Amendment may not be amended except by an instrument in writing signed by each of the parties hereto. At any time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto and (b) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

43.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, excluding (to the extent permissible by law) any rule of law that would cause the application of the laws of a jurisdiction other than the State of New York.

44.	Without limiting any party’s right to appeal any order of the Bankruptcy Court, each party hereby irrevocably (i) submits to the exclusive jurisdiction of the Bankruptcy Court, for the purpose of any action or proceeding arising out of or relating to this Amendment, and (ii) each party hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Bankruptcy Court and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Bankruptcy Court, including a motion to dismiss on the groups of forum non conveniens. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County for the resolution of any such claim or dispute. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, by personal delivery of copies of such process to such party. Such service shall be in lieu of any other potentially applicable requirement of service, including, without limitation, the Hague Convention on the Service Abroad of Judicial and Extra-Judicial Documents in Civil or Commercial Matters. Nothing in this Section 44 shall affect the right of any party to serve legal process in any other manner permitted by law.

45.	This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

46.	If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, then to the maximum extent permitted by Law, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIAT S.p.A.

By:	/s/ Roberto Russo
Name: Roberto Russo
Title: General Counsel

NEW CARCO ACQUISITION LLC

By:	/s/ Giorgio Fossati
Name: Giorgio Fossati
Title: Vice President and Secretary

CHRYSLER LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER AVIATION INC.

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER INTERNATIONAL CORPORATION

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER INTERNATIONAL LIMITED, L.L.C.

By:	CHRYSLER INTERNATIONAL CORPORATION, as Member

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER INTERNATIONAL SERVICES, S.A.

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER MOTORS LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER REALTY COMPANY LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER SERVICE CONTRACTS FLORIDA, INC.

By:	/s/ Byron Babbish
Name: Byron Babbish
Title: Assistant Secretary

CHRYSLER SERVICE CONTRACTS INC.

By:	Byron Babbish
Name: Byron Babbish
Title: Assistant Secretary

CHRYSLER TECHNOLOGIES MIDDLE EAST LTD.

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President

CHRYSLER TRANSPORT, INC.

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER VANS LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

DCC 929, INC.

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

DEALER CAPITAL, INC.

By:	/s/ Byron Babbish
Name: Byron Babbish
Title: Assistant Secretary

GLOBAL ELECTRIC MOTORCARS, LLC

By:	/s/ Byron Babbish
Name: Byron Babbish
Title: Assistant Secretary

NEV MOBILE SERVICE, LLC

By:	/s/ Holly Leese
Name: Holly Leese
Title: Assistant Secretary

NEV SERVICE, LLC

By:	/s/ Holly Leese
Name: Holly Leese
Title: Assistant Secretary

PEAPOD MOBILITY LLC

By:	/s/ Byron Babbish
Name: Byron Babbish
Title: Assistant Secretary

TPF ASSET, LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

TPF NOTE, LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: President and Treasurer

UTILITY ASSETS LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER DUTCH HOLDING LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER DUTCH INVESTMENT LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER DUTCH OPERATING GROUP LLC

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

CHRYSLER INSTITUTE OF ENGINEERING

By:	/s/ Jan A. Bertsch
Name: Jan A. Bertsch
Title: Senior Vice President and Treasurer

ALPHA HOLDING LP

By:	/s/ Holly E. Leese
Name: Holly E. Leese
Title: Secretary